                                                                     Exhibit 7.2


Steven T. Potts
THOMPSON, POTTS & DONOVAN, P.C.
600 Central Plaza, Suite 201
P.O. Box 2799
Great Falls, MT 59403-2799
Telephone: (406) 727-0500

Attorneys for Plaintiff

             MONTANA EIGHTH JUDICIAL DISTRICT COURT, CASCADE COUNTY

 ------------------------------------------------------------------------------

TURKEY VULTURE FUND XIII, LTD.,   )
8500 STATION STREET, SUITE 113    )
MENTOR, OHIO 44060                )
                                  )
                   PLAINTIFF,     )        CAUSE NO.  DDV-03-1214
                                  )                  ----------------------
                  VS.             )
                                  )        VERIFIED COMPLAINT FOR
ENERGY WEST, INCORPORATED,        )        PRELIMINARY AND PERMANENT
ONE FIRST AVENUE, SOUTH           )        INJUNCTION
GREAT FALLS MONTANA 59403         )
                                  )
                  VS.             )
                                  )
W.E. ARGO,                        )
C/O ENERGY WEST INC.,             )
ONE FIRST AVENUE, SOUTH           )
GREAT FALLS MONTANA 59403         )
                                  )
                  VS.             )
                                  )
ANDREW I. DAVIDSON,               )
C/O ENERGY WEST INC.,             )
ONE FIRST AVENUE, SOUTH           )
GREAT FALLS MONTANA 59403         )
                                  )
                  VS.             )
                                  )
DAVID A. FLITNER,                 )
C/O ENERGY WEST INC.,             )
ONE FIRST AVENUE, SOUTH           )
GREAT FALLS MONTANA 59403         )
                                  )

                  VS.             )
                                  )
G. MONTGOMERY MITCHELL,           )
C/O ENERGY WEST INC.,             )
ONE FIRST AVENUE, SOUTH           )
GREAT FALLS MONTANA 59403         )
                                  )
                  VS.             )
                                  )
TERRY M. PALMER,                  )
C/O ENERGY WEST INC.,             )
ONE FIRST AVENUE, SOUTH           )
GREAT FALLS MONTANA 59403         )
                                  )
                  VS.             )
                                  )
GEORGE D. RUFF,                   )
C/O ENERGY WEST INC.,             )
ONE FIRST AVENUE, SOUTH           )
GREAT FALLS MONTANA 59403         )
                                  )
                  VS.             )
                                  )
RICHARD J. SCHULTE,               )
C/O ENERGY WEST INC.,             )
ONE FIRST AVENUE, SOUTH           )
GREAT FALLS MONTANA 59403         )
                                  )
                     DEFENDANTS.

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     For its Complaint against Defendants, Plaintiff alleges as follows:

     1. The Turkey Vulture Fund XIII, Ltd. (the "Fund" or "Plaintiff") is a limited liability company organized under the laws of the State of Ohio. The Fund's principal place of business is 8500 Station Street, Suite 113, Mentor, Ohio 44060. The Fund acquires, holds, sells or otherwise invests in a variety of securities and other investments.

     2. Energy West, Incorporated ("Energy West") is incorporated under the laws of the State of Montana. Energy West's principal place of business is 1 First Avenue South, Great Falls, Montana 59403.

     3. W.E. Argo, Andrew I. Davidson, David A. Flitner, G. Montgomery Mitchell, Terry M. Palmer, George D. Ruff, and Richard J. Schulte are Members of Energy West's Board of Directors.

     4. As of November 11, 2003, the Fund beneficially owns 166,358 shares, or 6.41%, of the outstanding shares of common stock, par value $0.15 per share, of Energy West having a current market value of $1,006,466.


     5. Pursuant to Section 2.2 of the By-Laws of Energy West, an annual meeting of shareholders must be held in November of each year or such other time as determined by a resolution of the board of directors for the purpose of electing directors.

     6. Pursuant to Section 2.7(a) of the By-Laws of Energy West, each shareholder is entitled to cumulate his or her shares for the election of directors and give one candidate as many votes as the number of directors to be elected, multiplied by the number of his or her shares of stock, or distribute the cumulative votes among any number of the candidates. For example, if a shareholder owns five (5) shares of stock and is entitled to vote at a meeting in which three (3) directors will be elected, such shareholder is entitled to vote and distribute fifteen (15) votes, at his or her discretion, among the three director candidates.

     7. On July 30, 2003, the Fund, due to its continued dissatisfaction with the management of Energy West, notified Energy West of its intent to nominate five (5) director candidates for election at the 2003 annual meeting of shareholders.

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

     8. Energy West notified the Fund by letter dated August 12, 2003, that the Fund's director candidates would not be included in Energy West's proxy materials for the 2003 annual meeting of shareholders.

     9. Because the Fund was denied the opportunity to exercise its right to nominate director candidates for inclusion in Energy West's proxy materials, the Fund was left with no other alternative but to engage in an expensive proxy solicitation in order to elect its director candidates at the 2003 annual meeting of shareholders.

     10. Energy West filed proxy materials with the Securities and Exchange Commission (the "SEC") on October 9, 2003, setting the 2003 annual meeting for October 31, 2003.

     11. The Fund, with other interested shareholders, formed the Committee to Re-Energize Energy West (the "Committee") in order to oppose the incumbent board of directors of Energy West and to nominate a slate of directors for election at the 2003 annual meeting of shareholders. On October 15, 2003, Energy West filed additional proxy materials with the SEC and postponed the annual meeting of shareholders until November 12, 2003. The Committee filed definitive proxy materials with the SEC on October 16, 2003, seeking to elect three director candidates at the 2003 annual meeting of shareholders.

     12. Both the Committee and Energy West have, at substantial expense, retained proxy soliciting firms to assist in the solicitation of proxies from shareholders. Due to the nature of cumulative voting in the election of directors, the proxy soliciting firms are able to provide the parties with the anticipated outcome of the election prior to the commencement of the annual meeting.

     13. On November 9, 2003, Plaintiff's manager and other representatives traveled to Great Falls to prepare for and attend the previously scheduled meeting of shareholders on

November 12, 2003. Plaintiff incurred significant expenses in traveling and other related expenses in order to attend said meeting.

     14. On November 11, 2003, at approximately 2:15 p.m. Eastern Standard Time, Energy West filed a press release announcing that the 2003 annual meeting of shareholders had been rescheduled for December 3, 2003. Energy West claimed that its largest stockholder, Ian Davidson, would be unable to vote all his shares of Energy West stock due to "technical" matters with respect to Mr. Davidson's reporting obligations relating to his ownership of the stock.

     15. In an attempt to entrench the current board of directors, Energy West postponed the annual meeting of shareholders less than twenty-four (24) hours prior to its commencement upon the realization that the outcome of the election would result in the removal of at least two of its incumbent directors and the election of directors supported by the Fund.

                                CLAIM FOR RELIEF

                           (Breach of Fiduciary Duty)

     16. Plaintiff repeats and realleges the allegations of paragraphs 1 through 15 above, as though fully set forth herein.

     17. All shareholders are owed fiduciary duties of good faith and loyalty. As Energy West shareholders, the Defendants have a fiduciary duty to act in the best interest of the Plaintiff. The Defendants breached their fiduciary duty by engaging in a course of conduct to manipulate the timing of the annual board of director's election to the detriment of the Plaintiff's interests in Energy West.

     18. The Defendants denied Plaintiff's nomination of a slate of director candidates for inclusion in the company's proxy materials in an attempt to avoid any challenge to the incumbent board of directors which was firmly entrenched as a willing partisan to the Plaintiff's interests.

     19. The Defendants knew that once it denied the Plaintiff its right to nominate a slate of director candidates, the Plaintiff's only recourse would be to engage in a proxy solicitation contest.

     20. On the eve of the annual director election, scheduled for November 12, 2003, Defendants learned from its proxy solicitation firm that the Plaintiff had gained sufficient proxy votes to elect at least two of its candidates to the Board. In an effort to avoid the defeat of its incumbent directors, the Defendants announced on the evening prior to the scheduled elections that the election would be postponed until December 3, 2003.

     21. The Defendants have engaged in conduct intentionally undertaken to prevent the Plaintiff from having a voice on the board of directors, clearly breaching any and all of their fiduciary duties owed to the Plaintiff.

     22. Based on the foregoing, the Defendants' actions have resulted in irreparable harm to Plaintiff.

     23. Pecuniary compensation will not afford the Plaintiff adequate relief and it will be extremely difficult, if not impossible, to ascertain the amount of compensation which would afford adequate relief, if the decisions and actions of the Defendants are permitted to continue.

     24. Consequently, Plaintiff is entitled to a temporary restraining order and to a preliminary and permanent injunction pursuant to M.C.A. Title 27, Chapter 19, prohibiting the Defendants from manipulating the board of directors electoral process for their own illegitimate gains and interests.

     WHEREFORE, Plaintiff demands judgment against Defendants as follows:

     1. For a temporary restraining order and preliminary and permanent injunctions preventing the Defendants from postponing the annual shareholder meeting from November 12,

2003, until December 3, 2003, and requiring the Defendants to conduct an election of the board of directors upon the issuance of this Order;

     2. For a temporary restraining order and preliminary and permanent injunctions prohibiting the parties hereto from filing, mailing or otherwise publicly disseminating any additional solicitations for proxies from Energy West shareholders;

     3. For a temporary restraining order and preliminary and permanent injunctions prohibiting the Defendants from counting the shares of Ian Davidson in the annual election of directors which were the subject of the November 11, 2003, press release announcing the postponement of the board of directors election until December 3, 2003;

     4. For attorney's fees, costs, and expenses of bringing this action as allowed by law; and

     5. For such other relief as is just and equitable under the circumstances.








Dated this 12th day of November, 2003.

THOMPSON, POTTS & DONOVAN, P.C.

By:  /s/ Steven T. Potts
    -------------------------------------
         Steven T. Potts
         600 Central Plaza, Suite 201
         P.O. Box 2799
         Great Falls, MT 59403-2799
         Attorneys for Plaintiff

                                  VERIFICATION

STATE OF MONTANA  )
                  )       SS:
COUNTY OF CASCADE )

         RICHARD M. OSBORNE, being first duly sworn, on oath deposes and says:

         That he is the sole Manager of the Plaintiff company named in the above-entitled cause; that he makes this affidavit for and on behalf of said Plaintiff; that he has read the foregoing complaint and knows the contents thereof, and that the matters and things therein contained are true to the best of his knowledge, information, and belief.

                                           /s/ Richard M. Osborne
                                           ------------------------------------
                                           RICHARD M. OSBORNE


         SWORN TO BEFORE ME AND SUBSCRIBED in my presence this 12th day of November, 2003.

                                      /s/ Steven T. Potts
                                      --------------------------------------

                                      NOTARY PUBLIC for the State of Montana
(NOTARIAL SEAL)                       Residing at Great Falls, Montana
                                      My Commission expires: August 24, 2007
                                                           -------------------





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